Exhibit 10.1

SECOND AMENDMENT TO LEASE

THIS SECOND AMENDMENT TO LEASE (this “Amendment”) is made and entered into as of this 31 day of July, 2015, by and between PD OFFICE OWNER 9, L.P., a Delaware limited partnership (“Lessor”), and DIGIMARC CORPORATION, an Oregon corporation (“Lessee”).

WITNESSETH THAT:

WHEREAS, pursuant to that certain lease dated March 22, 2004, which lease has been previously amended by that certain First Amendment and Lessor Consent to Assignment and Assumption dated May 13, 2010 (the “First Amendment”; collectively, the “Lease”), Lessor leases to Lessee, and Lessee leases from Lessor, space containing approximately 46,083 rentable square feet (as amended below, the “Premises”) located at 9405 SW Gemini Drive, Beaverton, Oregon 97008 (the “Building”), which is part of the property commonly referred to as Creekside Corporate Park (the “Property”).

WHEREAS, the Term of the Lease expires on August 31, 2016, and Lessor and Lessee desire to extend the Term subject to the terms and conditions hereof.

NOW THEREFORE, in consideration of the mutual covenants contained herein, and other good and valuable consideration, the receipt, adequacy and sufficiency of which are hereby acknowledged, the Lease is hereby amended and the parties hereto do hereby agree as follows:

1.     Extension of Term. The Term of the Lease is hereby extended for ninety-one (91) months (the “Second Extended Term”), commencing on September 1, 2016 (the “Extended Term Commencement Date”) and expiring on March 31, 2024 (the “Extended Term Termination Date”), unless terminated earlier in accordance with the Lease.

2.     Rentable Area of the Premises. Effective as of the Extended Term Commencement Date, Lessor and Lessee agree that the Premises shall consist of 47,164 rentable square feet and any reference in the Lease to “46,083” shall be changed to “47,164”.

3.     Lessee Allowance. Lessee may perform improvements to the Premises (the “Improvements”) and, provided that Lessee is not then in Default under the Lease, Lessor agrees to provide Lessee with an allowance in an amount not to exceed $707,460.00 ($15.00 per rentable square foot) (the “Allowance”). Any portion of the Allowance that is not requested for disbursement by Lessee by December 31, 2017, shall accrue to the sole benefit of Lessor, it being agreed that Lessee shall not be entitled to any credit, offset, abatement or payment with respect thereto. Lessee shall not be entitled to requisition a portion of the Allowance for the purchase and installation of any equipment, furniture or other items of personal property, except for an amount not to exceed $353,730.00 ($7.50 per rentable square foot) for the cost of purchasing and installing any IT cabling, IT equipment (such as a network switch), UPS battery backup, generator and specialized HVAC equipment to be used in connection with the conduct of Lessee’s business at the Premises. The Allowance shall be disbursed by Lessor in accordance with the requirements of the third (3rd) through last sentence of paragraph 2 of the Work Letter attached to the First Amendment as Exhibit A.

Prior to the construction of the Improvements, Lessee will submit plans for the Improvements for Lessor’s written approval pursuant to Paragraph 10 of the Lease. Lessee agrees that (a) the Improvements shall utilize materials of equal or better quality as Building standards; (b) Lessee agrees to select one of the following general contractors to perform the Improvements: BnK Construction,

Commercial Contractors Inc. (CCI) or Summit Construction; and (c) Lessee shall otherwise comply with its obligations under the Lease with respect to construction of the improvements and Lessee Alterations. Lessor agrees not to charge Lessee any construction management or supervisory fees in connection with the construction of the Improvements.

4.     Lessor Work. Lessor shall perform the work described on Exhibit A attached hereto and made a part hereof at Lessor’s sole cost and expense (and without reimbursement through Operating Expenses).

5.     Monthly Base Rent. The schedule of Base Rent payable with respect to the Premises during the Second Extended Term is the following:

Period of Second Extended Term	Annual Amount Per Square Foot	Annual Base Rent	Monthly Base Rent
September 1, 2016 – March 31, 2017*	$0.00	$0.00	$0.00
April 1, 2017 – August 31, 2017	$15.00	$707,460.00	$58,955.00
September 1, 2017 – August 31, 2018	$15.45	$728,683.80	$60,723.65
September 1, 2018 – August 31, 2019	$15.91	$750,379.20	$62,531.60
September 1, 2019 – August 31, 2020	$16.39	$773,017.92	$64,418.16
September 1, 2020 – August 31, 2021	$16.88	$796,128.36	$66,344.03
September 1, 2021 – August 31, 2022	$17.39	$820,182.00	$68,348.50
September 1, 2022 – August 31, 2023	$17.91	$844,707.24	$70,392.27
September 1, 2023 – March 31, 2024	$18.45	$870,175.80	$72,514.65

All such Monthly Base Rent shall be payable by Lessee in accordance with the terms of the Lease.

*So long as Lessee is not in Default under the Lease, Lessee shall not be obligated to pay Base Rent for the period from September 1, 2016 through and including March 31, 2017.

6.     Operating Expenses. Commencing upon the commencement of the Second Extended Term, Paragraph 4 of the Lease and Sections IV and VIII.A of the First Amendment are hereby amended as follows:

A.     Lessee’s obligation to pay Operating Expenses shall be on a so-called “net” basis without regard to any Expense Base Year or Base Year Operating Expenses. Any references to Expense Base Year or to Base Year Operating Expenses in the Lease are deleted. Lessor shall no longer gross-up expenses as previously allowed under Paragraph 4.04 of the Lease. As a result, Paragraph 4.04 of the Lease is hereby amended by adding the following at the end thereof: “Except as otherwise noted herein, commencing upon the commencement of the Second Extended Term, Lessee will pay as Additional Rent Lessee’s Proportionate Share (of the Project and/or Building, as designated from time to time by Lessor) of Operating Expenses, subject to the limitations set forth in Paragraph 4.02 of the Lease, as amended hereby, and this Amendment.”

B.     Lessee’s Proportionate Share of the Property of 7.8842%, Lessee’s Proportionate Share of the Project of 39.0964% and Lessee’s Proportionate Share of the Building of 100% shall remain unchanged. Paragraph 4.02(8) is hereby amended by deleting “5% of Annual Base Rent” and replacing it with “3.5% of Annual Base Rent plus Lessee’s Proportionate Share of Operating Expenses for the same annual period as the relevant Annual Base Rent”. The non-cumulative 5% limitation on increase in CAM expenses set forth in the third full sentence of Paragraph 4.02 of the Lease is of no further force and effect, and Lessor and Lessee agree as follows: “Any increases in Controllable Operating Expenses for the Project and Controllable Operating Expenses for the Building, as such terms are defined below, shall be limited to 5% per calendar year, calculated calendar year to calendar year on a cumulative basis. For instance, if Controllable Operating Expenses for the Project and Controllable Operating Expenses for the Building increase on 2% between the first and second year, and then increase 9% between the second and third year, Landlord shall be permitted to pass through an 8% increase between year two (2) and three (3). As used herein, “Controllable Operating Expenses for the Project” are the following costs and expenses incurred by Lessor for the Project (other than the Building): (1) landscaping costs, (2) the cost of security patrols, (3) signage costs, (4) costs and salaries and contract labor, vendors and office supplies incurred by Landlord for property management of the Project (other than the Building), but not the property management fees (which are limited by Paragraph 4.02(8) above). As used herein, “Controllable Operating Expenses for the Building” are costs, salaries and contract labor and office supplies incurred by Landlord for property management of the Building, but not the property management fees (which are limited by Paragraph 4.02(8) above). Lessor and Lessee agree that the foregoing 5% limitation shall not apply to any other Operating Expenses for the Project and/or the Building except for the Controllable Operating Expenses for the Project and Controllable Operating Expenses for the Building detailed above.

C.     Effective as of the date of this Amendment, Lessor shall not retroactively pass-through to Lessee any retroactive errors in prior pass-through of Operating Expenses, Real Property Taxes or Utilities and Service Costs of any kind occurring prior to calendar year 2014 that may result in additional cost to Lessee.

As amended hereby, Lessee shall pay Lessee’s Proportionate Share of Operating Expenses in accordance with the terms of the Lease. Notwithstanding the foregoing, so long as Lessee is not in Default under the Lease, Lessee shall not be obligated to pay any Operating Expenses (whether through estimated monthly payments or otherwise) for the period from September 1, 2016 through and including March 31, 2017.

7.     Electricity. Commencing April 1, 2017 and continuing during the remainder of the Second Extended Term, the provisions of Section V of the First Amendment are of no force and effect and the following terms and conditions shall apply to the provision of electricity to the Premises: Lessee shall obtain and pay for electrical energy to, or for the use of Lessee in, the Premises by direct application to, and arrangement with, the public utility serving the Property. Upon written request by Lessee, Lessor shall reasonably cooperate with Lessee to assist Lessee in obtaining such electrical energy, including, without limitation, executing any documents as may be necessary to effect Lessee obtaining such electrical energy. If either the quantity or character of electrical service is changed by the public utility or other company supplying electrical service to the Property or is no longer available or suitable for Lessee’s requirements (except to the extent directly attributable to Lessor or Lessor’s agents, contractors or employees) (collectively, an “Electrical Service Event”), such Electrical Service Event shall not (a) constitute an actual or constructive eviction, in whole or in part, or entitle Lessee to any abatement or diminution of Base Rent, or (b) relieve Lessee from any of its obligations under this Lease, or (c) impose any liability upon Lessor or its agents by reason of inconvenience or annoyance to Lessee, injury to or interruption of Lessee’s business or otherwise. Lessee’s use of electrical service shall not exceed the capacity serving the Premises as of the date of this Amendment. Other than as may be expressly set forth in the Lease, Lessor shall not be liable in any way to Lessee for any failure or defect in the supply or character of electric energy furnished to the Premises by reason of any requirement, act or omission of the public utility serving the Property with electricity, or for any other reason not directly attributable to Lessor or Lessor’s agents, contractors or employees, provided, however, that in such instance, Lessor shall use commercially reasonable efforts to cause the electricity to be restored as soon as practicable thereafter.

8.     Services. Lessor and Lessee agree that, commencing April 1, 2017 and continuing during the remainder of the Second Extended Term, Lessor shall have no obligation to provide the electricity as described in Paragraph 9.01A of the Lease. Paragraph 9.01 B. of the Lease is hereby modified to provide that Lessor will not charge a fee for after hours heating and air conditioning.

9.     Condition of Premises. Lessee is currently in possession of the Premises and accepts the same “as is” without any agreements, representations, understandings or obligations on the part of Lessor to perform any alterations, repairs or improvements, except as expressly provided for herein. Paragraph 2.04 of the Lease is hereby modified to provide that Lessor will not require Lessee to remove any Lessee Alterations that are presently in the Premises as of the date of this Amendment upon surrender of the Premises at the end of the Extended Term; provided, however, that the foregoing shall not relieve Lessee of such removal and restoration obligations under the Lease with respect to Lessee Alterations to the Premises made from and after the date of this Amendment.

10.   Addresses for Notices. The addresses for notices to Lessor under the Lease are:

PD OFFICE OWNER 9, L.P.

c/o Starwood Capital Group

591 West Putnam Avenue

Greenwich, CT 06880

Attention: L. Read Mortimer

With a copy to:

PD OFFICE OWNER 9, L.P.

c/o Starwood Capital Group

591 West Putnam Avenue

Greenwich, CT 06880

Attention: General Counsel

11.   Option to Renew Lease. Lessor and Lessee agree that Lessee is granted one option to renew the Lease for an additional five (5) years commencing on April 1, 2024 and ending March 31, 2029 and otherwise pursuant the terms of Paragraph 27.16 (OPTION TO RENEW LEASE), as amended hereby. Paragraph 27.16 is hereby amended as follows:

A.     The Base Rent for the renewal term shall be the base rent then in effect for comparable space in the market at the effective date of the commencement of the renewal term as determined in Paragraph 27.16. Lessor shall have no right to substitute the standard lease form then used by Lessor with respect to the Project, and any reference in Paragraph 27.16 to Lessor’s form of standard lease then used by Lessor with respect to the Project is deleted.

B.     Notwithstanding the last paragraph of Paragraph 27.16 of the Lease, the rights of Lessee under Paragraph 27.16 are transferable pursuant to an assignment of the Lease for which Lessor’s consent is not required under Paragraph 17.01 of the Lease.

12.   Miscellaneous.

A.     This Amendment sets forth the entire agreement between the parties with respect to the matters set forth herein. There have been no additional oral or written representations or agreements.

Under no circumstances shall Lessee be entitled to any rent abatement, improvement allowance, leasehold improvements, or other work to the Premises, or any similar economic incentives that may have been provided Lessee in connection with entering into the Lease, unless specifically set forth in this Amendment or the Lease.

B.     As of the date of this Amendment, to the actual knowledge of Lessee (without inquiry), there are no defaults on the part of Lessor under the Lease which are continuing beyond applicable notice and cure periods. As of the date of this Amendment, to the actual knowledge of Lessor (without inquiry), there are no defaults on the part of Lessee under the Lease which are continuing beyond applicable notice and cure periods.

C.     This Amendment shall not be valid and binding on Lessor and Lessee unless and until it has been completely executed by and delivered to both parties.

D.     Except as expressly amended and modified in this Amendment, the Lease shall otherwise remain in full force and effect, the parties hereto hereby ratifying and confirming the same. In the case of any inconsistency between the provisions of the Lease and this Amendment, the provisions of this Amendment shall govern and control.

E.     The capitalized terms used in this Amendment shall have the same definitions as set forth in the Lease to the extent that such capitalized terms are defined therein and not redefined in this Amendment.

F.     Lessee represents to Lessor that Lessee has dealt with no broker in connection with this Amendment, except Jones Lang LaSalle Brokerage, Inc. (“JLL”). Lessee agrees to indemnify and hold Lessor, its members, principals, beneficiaries, partners, officers, directors, employees, mortgagees and agents harmless from all claims of any brokers other than JLL claiming to have represented Lessee in connection with this Amendment. Lessor represents to Lessee that Lessor has dealt with no broker in connection with this Amendment, except JLL. Lessor agrees to indemnify and hold Lessee, its members, principals, beneficiaries, partners, officers, directors, employees, and agents, and the respective principals and members of any such agents harmless from all claims of any brokers claiming to have represented Lessor in connection with this Amendment. Lessor agrees to pay the commission earned by JLL in connection with this Amendment pursuant to their separate agreement.

G.     Lessor represents that its signatory of this Amendment has the authority to execute and deliver the same on behalf of Lessor. Lessee represents that its signatory of this Amendment has the authority to execute and deliver the same on behalf of Lessee. Lessee represents that it has not made any assignment, sublease, transfer, conveyance of the Lease or any interest therein or in the Premises. Lessor represents that it has not made any conveyance of any interest in the Premises, except for the Lease. Lessor and Lessee each further represents and warrants that neither Lessor nor Lessee, as applicable, nor any persons or entities holding any legal or beneficial interest whatsoever in Lessor or Lessee, as applicable, are (i) the target of any sanctions program that is established by Executive Order of the President or published by the Office of Foreign Assets Control, U.S. Department of the Treasury (“OFAC”); (ii) designated by the President or OFAC pursuant to the Trading with the Enemy Act, 50 U.S.C. App. § 5, the International Emergency Economic Powers Act, 50 U.S.C. §§ 1701-06, the Patriot Act, Public Law 107-56, Executive Order 13224 (September 23, 2001) or any Executive Order of the President issued pursuant to such statutes; or (iii) named on the following list that is published by OFAC: “List of Specially Designated Nationals and Blocked Persons.”

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IN WITNESS WHEREOF, Lessor and Lessee have duly executed this Amendment as of the day and year first above written.

LESSOR:

PD OFFICE OWNER 9, L.P., a Delaware limited partnership

By: PD OFFICE OWNER 9 GP, L.L.C. a Delaware limited liability company, its General Partner

By:	/s/ L. Read Martimer
Name: L. Read Martimer
Title: Vice President

LESSEE:

DIGIMARC CORPORATION, an Oregon corporation

By:	/s/ Robert P. Chamness
Name: Robert P. Chamness
Title: EVP

EXHIBIT A

LESSOR WORK

ALL LESSOR WORK LISTED BELOW SHALL BE COMPLETED WITHIN A REASONABLE AMOUNT OF TIME FOLLOWING THE FULL EXECUTION OF THIS AMENDMENT (OR WITHIN THE TIME SPECIFICALLY STATED, IF APPLICABLE).

1.	HVAC roof unit no. 4 to be replaced. Lessor will commence work on replacing this unit within a reasonable time following the execution of this Amendment. If HVAC roof unit no. 4 is not fully replaced on or prior to December 31, 2015, any and all costs and expenses for the repair and maintenance of HVAC roof unit no. 4 shall be excluded from Operating Expenses until such time as HVAC roof unit no. 4 is fully replaced as required under this Exhibit A.

2.	Main lobby entry will be upgraded consistent with the rendering attached, which shall include replacement of the storefront window system.

3.	The cracks in the exterior walls shall be filled, and the exterior walls of the building, the sprinkler door and the deck wrought iron shall be painted in the new building color scheme.

4.	Sound mitigation installations to be made at the elevator room. It is understood that such installations may only dampen, and not completely confine noise, due to the location of the elevator room.

5.	Lessor has completed and passed the annual test of the Fire Alarm systems.

6.	Three (3) windows in Intaligio conference room to be replaced.

7.	The rain gutter above the IT area entry that is rusted shall be removed, replaced and painted to match the building façade color scheme.

8.	Landscaping in front of the Building shall be upgraded as part of the building renovation.